Form 3 — Joint Filer Information
Exhibit 99-5

Name:	MetLife Insurance Company of Connecticut *
Address:	10 Park Avenue, Morristown, New Jersey 07962

Designated Filer:	Daniel F. Scudder
Assistant General Counsel
Metropolitan Life Insurance Company

Issuer & Ticker Symbol:	Tortoise MLP Fund, Inc. (“NTG”)
Date of Event Requiring Statement:	October 28, 2010

Signature: /s/Daniel F. Scudder
Daniel F. Scudder, Assistant General Counsel
* MetLife Insurance Company of Connecticut as a direct owner/purchaser of $5,667,000 4.29% Senior Note, Series D, Due December 15, 2020 by Metropolitan Life Insurance Company, the indirect owner and investment manager.